EXHIBIT 5.1

Atlanta	November 9, 2010
Beijing
Brussels
Chicago Frankfurt Hong Kong London	ExamWorks Group, Inc. 3280 Peachtree Road, N.E. Suite 2625 Atlanta, GA 30305
Los Angeles
Milan
New York	Re: Registration Statement on Form S-8
Orange County
Palo Alto	Ladies and Gentlemen:
Paris
San Diego
San Francisco Shanghai Tokyo Washington, DC	We have acted as counsel to ExamWorks Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission on November 9, 2010 (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 10,282,200 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), reserved for issuance pursuant to the Company’s 2008 Amended and Restated Stock Incentive Plan (the “Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, corporate records, certificates and other instruments of the Company as we have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and such other instruments and documents and have made such investigations of law as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and (iii) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon, and assumed the accuracy and completeness of, statements and representations of representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold as described in the Registration Statement and in accordance with the Plan and the applicable award agreements thereunder (including the receipt of the full purchase price therefor and not less than par value), will be validly issued, fully paid and nonassessable.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.

ExamWorks Group, Inc. November 9, 2010 Page 2

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We hereby consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement and to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Sincerely,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP